Exhibit 99.1

Gilla Lands North American Tobacco Manufacturer

MIAMI, FLORIDA – (April 21, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and distributor of electronic cigarettes, vaporizers, e-liquids and related accessories, is pleased to announce it has received a lead purchase order from an established cigarette and tobacco manufacturer (the “Client”) with access to over 150,000 points of distribution across North America and the world.

The Company will be providing the Client with a custom white-label solution, which includes e-liquids, vaporizers and displays for point of sale under the Client’s preferred brand. The initial order consists of only e-liquid products and display cases and is for over 130,000 bottles that will be manufactured in the USA.

“Adding a significant client with a North American presence and worldwide distribution is another major milestone for the Company,” said Mr. J. Graham Simmonds, Chief Executive Officer. He added, “The client’s first order, being all e-liquid bottles, is a testament to the interest in made-in-the-USA e-liquids and supports our Company’s strategy to consolidate manufacturers within this high-growth area of our industry.”

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes, vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc